Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Second Quarter Results

SYKESVILLE, MD – July 20, 2015 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $75,000, or $0.08 per diluted common share, for the quarter ended June 30, 2015 compared to net income of $82,000, or $0.15 per diluted common share, for the quarter ended June 30, 2014, a $7,000, or 9%, decrease. The Company earned $130,000, or $0.15 per diluted common share, for the six months ended June 30, 2015 compared to net income of $155,000, or $0.32 per diluted common share, for the six months ended June 30, 2014, a $25,000, or 16%, decrease.

As anticipated, with the implementation of our plan to expand our footprint into the Washington Metropolitan area and Howard County, net income has declined compared to the prior year. Net income was impacted by the provision for loan losses required for the loan originations of $22.5 million that have occurred during the six months ended June 30, 2015 along with the compensation cost for two seasoned commercial lenders, a seasoned branch manager and supporting staff hired in late 2014 and 2015.

Net interest income increased during the three and six months ending June 30, 2015, primarily as a result of the above mentioned loan growth, by $131,000 and $245,000, respectively, compared to the same periods last year. Our net interest margin improved to 3.80% and 3.75%, respectively, for the three and six months ended June 30, 2015 compared to 3.64% and 3.65%, respectively, for the three and six months ended June 30, 2014. Average earning assets increased by $10.6 million with average loan balances increasing by $10.1 million for the six months ended June 30, 2015 compared to the same period last year. We anticipate this growth trend will continue as we proceed with our strategic expansion plans.

Total assets were $128.1 million at June 30, 2015, an increase of $12.2 million, or 10.5%, and $17.1 million, or 15.4%, respectively, compared to December 31, 2014 and June 30, 2014 as loan balances increased substantially by $14.1 million and $16.8 million, respectively, for the same period comparisons. Deposits increased slightly by $1.6 million during the six months ended June 30, 2015. Deposits at December 31, 2014 included escrow funds of $2.9 million held in connection with the private placement offering of our common stock, which were transferred to capital in January 2015 upon the closing of the offering. Non-interest bearing and interest bearing checking accounts increased by $3.0 million to $13.8 million, or 27.2%, at June 30, 2015 compared to June 30, 2014 as we continued to focus on growth in relationship-based deposit accounts.

Nonperforming loans increased slightly to $201,000 at June 30, 2015 from $190,000 at June 30, 2014 while total nonperforming assets increased to $254,000 at June 30, 2015 from $243,000 at June 30, 2014. Our past due loans declined to $358,000 at June 30, 2015 from $379,000 at June 30, 2014.

“Our business development efforts to expand our footprint in the Washington Metro area have significantly accelerated our loan and asset growth in 2015. We are gratified with the new relationships that have been developed by our new Washington Banking Group. Additionally, we were granted approval by the FDIC to open our first Washington Metropolitan area branch located at 7126 Wisconsin Avenue in Bethesda. We anticipate opening the branch location in the near future pending final approval by the State of Maryland. We are excited to bring our commitment of community banking to the Bethesda and Montgomery County communities we intend to serve.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

Forward-Looking Statements: The statement in this release that we anticipate that our current growth trend will continue as we proceed with our strategic expansion plans is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statement is based on our current beliefs and expectations and is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statement is subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 000-54422), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg and Westminster in Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Financial Highlights
	At June 30,	At December 31,	At June 30,
(Dollars in thousands)	2015	2014	2014
Selected Financial Condition Data:	(unaudited)	(audited)	(unaudited)
Total assets	$128,082	$115,906	$110,989
Total loans	104,854	90,707	88,098
Allowance for loan losses	800	722	699
Deposits	98,541	96,905	93,876
Federal Home Loan Bank advances	13,000	8,000	6,500
Total stockholders' equity	16,221	10,750	10,386

Asset Quality Ratios:
Allowance for loan losses to total loans	0.76%	0.80%	0.79%
Nonperforming loans to total loans	0.19%	0.53%	0.21%
Nonperforming assets to total assets	0.20%	0.46%	0.22%

Capital Ratios (bank level):
Total capital to risk-weighted assets	18.38%	14.80%	15.22%
Tier 1 capital to risk weighted assets	17.48%	13.83%	14.23%
Tier 1 capital to average assets	12.94%	9.15%	9.08%
Tangible equity to tangible assets	12.08%	8.92%	9.05%

(unaudited)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
( Dollars in thousands, except per share data)	2015	2014	Variance	2015	2014	Variance
Selected Operating Data:
Interest and dividend income	$1,237	$1,116	$121	$2,417	$2,193	$224
Interest expense	155	165	(10)	311	332	(21)
Net interest income	1,082	951	131	2,106	1,861	245
Provision for loan losses	29	13	16	58	11	47
Net interest income after provision for loan losses	1,053	938	115	2,048	1,850	198
Noninterest income	47	62	(15)	91	109	(18)
Noninterest expense	984	853	131	1,941	1,717	224
Income before income tax expense	116	147	(31)	198	242	(44)
Income tax expense	41	65	(24)	68	87	(19)
Net income	$75	$82	$(7)	$130	$155	$(25)
Basic earnings per share	$0.08	$0.15	$(0.07)	$0.15	$0.33	$(0.18)
Diluted earnings per share	$0.08	$0.15	$(0.07)	$0.15	$0.32	$(0.17)

Select Financial Ratios (unaudited):
Return on average assets	0.25%	0.30%		0.22%	0.29%
Return on average equity	1.88%	3.17%		1.72%	3.29%
Interest rate spread	3.69%	3.57%		3.65%	3.59%
Net interest margin	3.80%	3.64%		3.75%	3.65%
Efficiency ratio	87.16%	84.29%		88.32%	87.15%
Noninterest expense to average assets	3.30%	3.13%		3.29%	3.18%
Average interest-earning assets toaverage interest-bearing liabilities	118.99%	110.91%		118.26%	109.65%